Exhibit 99.1

FF Successfully Signs Definitive Agreements with Top OEMs, Kicking Off the Product Research Phase for Delivery of Two Planned Products Targeted to Roll Off by End of 2025

●	Aimed at advancing the planned high-volume production and delivery of two models

●	Signing formal agreements allows the Company to accelerate the planned high-volume production to fill the gap in the U.S. AIEV mass market including battery electric and range-extended vehicles

●	The FX brand has entered the product research phase for delivery, the initial step for moving towards the goal of becoming the “Toyota of the AIEV era”

Los Angeles, CA (Nov. 12, 2024) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFIE) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that the Company’s wholly owned subsidiary, Faraday X (FX), has signed definitive agreements relating to two planned products with top original equipment manufacturers (OEMs). These collaborations aim to jointly advance plans and the first phase of execution for the development, testing, regulatory compliance, supply chain, and production planning of the two models.

These OEMs could serve as top-tier parts suppliers for FX, providing key components for two different FX vehicles. This marks significant progress for FX and the Global Automotive Industry Bridge Strategy, giving FX the opportunity, subject to securing necessary funding, to establish a globally competitive supply chain and significantly shorten the delivery cycle to meet the strategic goal of rolling out the first model by the end of 2025.

These agreements support FX’s goals of seizing historic blue ocean opportunities of the American AIEV industry and becoming the “Toyota of the AIEV era”.

“By empowering the FX mass-market models with much of the Ultimate AI TechLuxury technologies, we hope to fill the gap in the U.S. mass market and bring AIEVs with extreme price-performance ratio to American users,” said FF Global CEO Matthias Aydt.

“Through collaboration with top OEMs, FX plans to integrate global resources to establish a highly cost-effective supply chain while ensuring quality. By leveraging FF’s extensive product and technology advantages in AI, software, and intelligent internet applications, we aim to quickly achieve our vision of Co-create, An AIEV for Everyone,” said Max Ma, Global CEO of FX.

The Company announced that Xiao (Max) Ma has been appointed Global CEO of FX, reporting directly to both FF Global CEO Matthias Aydt and Founder & CPUO YT Jia. The FX brand has also begun hiring for key positions. If you are interested in exploring career opportunities with FX to help manifest the Company’s next generation of mobility AIEV products, we encourage you to visit our career page at https://www.ff.com/us/careers/.

ABOUT FARADAY FUTURE

Faraday Future is the pioneer of the Ultimate AI TechLuxury ultra spire market in the intelligent EV era, and the disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach. FF is not just an EV Company, but also a software-driven intelligent internet Company. Ultimately FF aims to become a User Company by offering a shared intelligent mobility ecosystem. FF remains dedicated to advancing electric vehicle technology to meet the evolving needs and preferences of users worldwide, driven by a pursuit of intelligent and AI-driven mobility.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the Company’s second brand (FX), are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure agreements with OEMs that are necessary to execute on the FX strategy; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on May 28, 2024, as amended on May 30, 2024, and June 24, 2024, as updated by the “Risk Factors” section of the Company’s first quarter 2024 Form 10-Q filed with the SEC on July 30, 2024, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com